Exhibit 10.5(b)
AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS ISSUED PURSUANT TO
U.S. BANCORP 2001 STOCK INCENTIVE PLAN
THIS AMENDMENT (“Amendment”) is adopted for the purpose of bringing outstanding Restricted Stock Unit Agreements issued under the 2001 U.S. Bancorp Stock Incentive Plan into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
WHEREAS,                                          (“Director”) has been awarded one or more grants of Restricted Stock Units under the U.S. Bancorp 2001 Stock Incentive Plan (“2001 SIP”); and
WHEREAS, the Company wishes to amend all prior Restricted Stock Unit Agreements with respect to outstanding Restricted Stock Unit awards under the 2001 SIP in order to comply with Code Section 409A:
1. This Amendment is intended to, and shall be effective to, amend all Restricted Stock Unit Agreements between the Company and Director that were authorized and entered into pursuant to the U.S. Bancorp 2001 SIP (“2001 Plan RSU Agreements”).
2. Notwithstanding anything to the contrary contained in the 2001 Plan RSU Agreements, the following rules and definitions will apply:
     (a) Definition of Change in Control. “Change in Control” shall mean the occurrence of a “change in the ownership” of the Company, a “change in the effective control” of the Company, and/or a “change in the ownership of a substantial portion of the assets” of the Company, each as defined under Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.
     (b) Issuance of Shares; Separation from Service. Prior to this Agreement, the 2001 Plan RSU Agreements provided that on the date that a Participant (Director) “no longer serves on the Board of the Company” (“Distribution Date”), Shares will be distributed to Director in settlement of vested RSUs. As amended by this Agreement, Distribution Date shall mean the date on which Director experiences a Separation from Service. Separation from Service means the first date on which Participant (i) has ceased to serve on the Board of the Company, and (ii) is not providing services as an independent contractor to the Company or to any other entity with which the Company would be considered to be a single employer under Section 414(b) and/or 414(c) of the Internal Revenue Code and the Company does not reasonably anticipate that Participant will provide such services in the future.
     (c) Specified Employee. If Director is a Specified Employee at the time a distribution of Shares otherwise would occur as a result of Director’s Separation from Service, Shares will not be distributed to Participant until the date that is six months and one day after the date of the Separation from Service. Specified Employee is defined as a Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations and determined pursuant to the rules and procedures set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”
     (d) Dividend Equivalents. The 2001 Plan RSU Agreements provide that to the extent that cash dividends are paid on Shares after the Award Date and prior to the Distribution

Date, the Participant (Director) shall be entitled to receive additional RSUs on each dividend payment date having a fair market value equal to the amount of dividends paid on Shares represented by the RSUs. These “dividend equivalent RSUs” will be settled, and Shares will be distributed, at the same time as Shares are distributed with respect to the underlying RSUs giving rise to such dividend equivalent RSUs.
     (e) Intent to Comply with Code section 409A. It is intended that the Plan and this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and the provisions of this Agreement shall be construed and administered accordingly.

U.S. Bancorp
Date: December 31, 2008	/s/ Jennie Carlson
Jennie Carlson
Executive Vice-President, Human Resources